Exhibit 99.4
Novelis Inc.

Date:	February 11, 2007

To:	See Distribution

cc:

From:	Corporate Communications

Subject:	Invitation to Management Conference Calls — February 11 and 12

Priority: High	Action: FYI
Dear Colleagues,
Today we announced that we have agreed to be acquired by Hindalco Industries Limited, India’s largest non-ferrous metals company.
To discuss this decision and the future of our company, we wanted to quickly reach as many of you as possible. We have scheduled a call for 10:00 a.m. EST (Atlanta time) today, February 11. However, with the short notice over a weekend, we realize that some of you will not be able to participate. Therefore, we will also hold the same call again at 8:00 a.m. EST (Atlanta time) on Monday, February 12. The calls will be chaired by Ed Blechschmidt and Martha Brooks.
Below you will find the following key documents:
     News release
     An employee letter from Ed (currently being translated)
*All times are U.S. Eastern (GMT-5)
Convert U.S. Eastern time to your local time:
http://www.timeanddate.com/worldclock/converter.html
February 11

10:00 AM EST (Atlanta time)

If you are participating from North America, please call 1-888-
If you are participating from Europe, South America or Asia, call 1-212-
If you can not attend the above call, we are holding another call on Monday,
February 12

8:00	AM EST (Atlanta time)

If you are participating from North America, please call 1-877-
If you are participating from Europe, South America or Asia, call 1-706-
PLEASE NOTE: You may be asked to state the company name (Novelis) or the name of this conference call (Novelis Management Conference Call) in order to access the call.
As a reminder:
to avoid a backlog in accessing the conference, you should call in 10 minutes ahead of time please be prepared to give the operator your name and location and how many people are joining on the line with you if you wish to speak to the conference operator at any time during the call, simply dial *0
Distribution list:
Additional Information and Where to Find it
In connection with the proposed arrangement and required shareholder approval, Novelis Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NOVELIS AND THE ARRANGEMENT. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Novelis with the SEC may be obtained free of charge by contacting Novelis at 3399 Peachtree Road NE, Suite 1500, Atlanta, GA 30326, Attention: Corporate Secretary. Our filings with the SEC are also available on our website at www.novelis.com.
Participants in the Solicitation
Novelis and its officers and directors may be deemed to be participants in the solicitation of proxies from Novelis’ shareholders with respect to the arrangement. Information about Novelis’ officers and directors and their ownership of Novelis’ common shares is set forth in the proxy circular for Novelis’ 2006 Annual Meeting of Shareholders, which was filed with the SEC on September 15, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Novelis and its respective officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the arrangement, which will be filed with the SEC.